Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 4, 2016

BY AND BETWEEN

WESTFIELD FINANCIAL, INC.

AND

CHICOPEE BANCORP, INC.

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger
Exhibits C-1 and C-2	Forms of Employment Agreements
Exhibits D-1 to D-5	Forms of Settlement Agreements

TABLE OF DEFINITIONS

	Page		Page
Acquisition Proposal	44	Insurance Policies	16
Acquisition Transaction	44	Intellectual Property	45
Agreement	1	IRS	45
Average Closing Price	41	Joint Proxy Statement/Prospectus	45
Bank Merger	1	Knowledge	45
BOLI	16	Leases	15
Business Day	44	Letter of Transmittal	3
CBNK	1	Lien	46
CBNK Benefit Plans	11	Loan Property	46
CBNK Board	44	Loans	14
CBNK Common Stock	7	MADOB	46
CBNK Disclosure Schedule	44	Material Adverse Effect	46
CBNK Employees	11	MBCA	2
CBNK ERISA Affiliate	11	Merger	1
CBNK Financial Statements	8	Merger Consideration	3
CBNK Intellectual Property	44	Merger Registration Statement	31
CBNK Meeting	30	NASDAQ	46
CBNK Option	5	Notice of Superior Proposal	32
CBNK Pension Plan	11	OCC	46
CBNK Restricted Share Award	6	OREO	15
CBNK’s SEC Reports	8	Person	46
Certificate	44	Plan of Bank Merger	1
Change in Recommendation	30	Regulatory Approvals	37
Chicopee Bank	1	Regulatory Order	9
Closing	2	Rights	46
Code	1	Securities Act	46
Community Reinvestment Act	9	Settlement Agreement	35
Confidentiality Agreement	32	Software	46
Converted Options	5	Starting Date	41
Derivative Transaction	44	Starting Price	41
Determination Date	41	Subsidiary	46
Effective Time	2	Superior Proposal	46
Environmental Law	45	Surviving Corporation	1
ERISA	45	Tax	47
ESOP	35	Tax Returns	47
Exchange Act	45	Taxes	47
Exchange Agent	4	Termination Date	40
Exchange Ratio	3	Voting Agreement	1
Excluded Shares	45	Westfield Bank	1
FDIC	45	WFD	1
FHLB	45	WFD Benefit Plans	21
Final Index Price	41	WFD Board	47
Fractional Shares	3	WFD Common Stock	47
FRB	45	WFD Defined Benefit Plan	22
GAAP	45	WFD Disclosure Schedule	47
Governmental Authority	45	WFD ERISA Affiliate	22
Hazardous Substance	45	WFD Financial Statements	18
Indemnified Parties	33	WFD Intellectual Property	47
Indemnifying Party	33	WFD Meeting	30
Index Group	41	WFD Restricted Share Award	17
Index Price	41	WFD Share Price	47
Informational Systems Conversion	36	WFD’s SEC Reports	19
Insurance Amount	34

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 4, 2016, by and between Westfield Financial, Inc., a Massachusetts corporation (“WFD”), and Chicopee Bancorp, Inc., a Massachusetts corporation (“CBNK”).

WITNESSETH

WHEREAS, the Board of Directors of WFD and the Board of Directors of CBNK have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, CBNK will merge with and into WFD, and WFD shall be the surviving entity (the “Merger”);

WHEREAS, as a material inducement to WFD to enter into this Agreement, each of the directors and certain executive officers of CBNK have entered into a voting agreement with WFD dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of CBNK Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, the parties intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I
THE MERGER

Section 1.01        Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CBNK shall merge with and into WFD, and WFD shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the Commonwealth of Massachusetts and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Surviving Corporation shall be named Western New England Bancorp, Inc. As part of the Merger, shares of CBNK Common Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02        Bank Merger. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Westfield Bank (“Westfield Bank”), a wholly owned subsidiary of WFD, and Chicopee Savings Bank (“Chicopee Bank”), a wholly owned subsidiary of CBNK, shall enter into the Plan of Bank Merger (the “Plan of Bank Merger”), substantially in the form attached hereto as Exhibit B, pursuant to which Chicopee Bank will merge with and into Westfield Bank, and Westfield Bank shall be the surviving institution (the “Bank Merger”). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

Section 1.03        Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. CBNK and WFD each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(e).

Section 1.04        Articles of Organization and Bylaws. The Articles of Organization, as amended, of WFD, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with applicable law. The Amended and Restated Bylaws of WFD, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 1.05        Directors of Surviving Corporation After Effective Time. Subject to Section 5.18, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of WFD serving immediately prior to the Effective Time.

Section 1.06        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the Massachusetts Business Corporation Act (the “MBCA”), and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of CBNK shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of CBNK shall be vested in and assumed by WFD.

Section 1.07        Effective Date and Effective Time; Closing.

(a)                 Subject to the terms and conditions of this Agreement, WFD will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of the Commonwealth of Massachusetts or at such later date or time as WFD and CBNK agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

(b)                 The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time on the Closing Date (as defined below), at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place or at such other time on the Closing Date as the parties may mutually agree upon. At the Closing, there shall be delivered to WFD and CBNK the certificates and other documents required to be delivered under Article VI hereof. Subject to the satisfaction or waiver of all conditions to closing contained in Article VI hereof, the Closing shall occur no later than ten Business Days following the latest to occur of (i) the receipt of all Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of WFD and by the stockholders of CBNK, or (iii) at such other date or time upon which WFD and CBNK mutually agree (the “Closing Date”).

Section 1.08        Alternative Structure. WFD may, at any time prior to the Effective Time, change the method of effecting the combinations of WFD and CBNK, or Westfield Bank and Chicopee Bank, respectively (including the provisions of this Article I, other than this Section 1.08) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration in any way; (b) adversely affect the tax treatment of CBNK’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of WFD or CBNK pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement or the Plan of Bank Merger. In the event WFD makes such a change, CBNK agrees to execute an appropriate amendment to this Agreement or the Plan of Bank Merger, as applicable, in order to reflect such change.

Section 1.09        Additional Actions. If, at any time after the Effective Time, WFD shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in WFD its right, title or interest in, to or under any of the rights, properties or assets of CBNK, or (ii) otherwise carry out the purposes of this Agreement, CBNK and its officers and directors shall be deemed to have granted to WFD an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in WFD its right, title or interest in, to or under any of the rights, properties or assets of CBNK or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of WFD are authorized in the name of CBNK or otherwise to take any and all such action.

Section 1.10        Absence of Control. It is the intent of the parties to this Agreement that WFD by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, CBNK and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of CBNK.

Article II
CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01        Merger Consideration. Subject to the provisions of this Agreement, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of CBNK Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 2.425 shares (the “Exchange Ratio”) of WFD Common Stock plus cash in lieu of Fractional Shares as provided for in Section 2.03 (the “Merger Consideration”).

Section 2.02        Rights as Shareholders; Stock Transfers. At the Effective Time, holders of CBNK Common Stock shall cease to be, and shall have no rights as, shareholders of CBNK other than the right to receive the Merger Consideration provided under this Article II. Upon and after the Effective Time, there shall be no transfers on the stock transfer books of CBNK of shares of CBNK Common Stock.

Section 2.03        No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of WFD Common Stock (“Fractional Shares”) shall be issued in the Merger. Each holder of a Certificate who otherwise would have been entitled to a fraction of a share of WFD Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of CBNK Common Stock owned by such holder at the Effective Time) by the WFD Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.04        Treasury Shares; Shares Owned by the Parties. Notwithstanding any other provision of this Agreement, all shares of CBNK Common Stock that are (i) held by CBNK as treasury shares or (ii) owned by WFD or any of its Subsidiaries immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no shares of WFD Common Stock or other consideration shall be delivered in exchange therefor. Any shares of WFD Common Stock that are owned by CBNK or any of its Subsidiaries immediately prior to the Effective Time shall be cancelled and retired.

Section 2.05        Reserved.

Section 2.06        Exchange Procedures.

(a)                 Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to WFD and CBNK shall be mailed as soon as practicable, but in no event later than five Business Days after the Closing Date, after the Effective Time to each holder of record of CBNK Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of CBNK Common Stock (“Certificate(s)”) to be converted thereby.

(b)                 At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration.

(c)                 Prior to the Effective Time, WFD shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of WFD Common Stock to provide for payment of the aggregate Merger Consideration pursuant to Section 2.07 and (ii) deposit, or cause to be deposited, with Computershare Trust Company, N.A. (the “Exchange Agent”), for the benefit of the holders of shares of CBNK Common Stock, for exchange in accordance with this Section 2.06, an amount of cash sufficient to pay any cash in lieu of Fractional Shares pursuant to Section 2.03.

(d)                 The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as are reasonably satisfactory to CBNK and WFD and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of WFD Common Stock that such holder has the right to receive pursuant to Section 2.01, and a check in the amount equal to the cash in lieu of Fractional Shares, if any, that such holder has the right to receive pursuant to Section 2.03, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.06. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute WFD Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of WFD Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of CBNK Common Stock not registered in the transfer records of CBNK, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such CBNK Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of WFD and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)                 No dividends or other distributions declared or made after the Effective Time with respect to WFD Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of WFD Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.06. Upon the surrender of such person’s Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of WFD Common Stock represented by such person’s Certificates.

(f)                  The stock transfer books of CBNK shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of CBNK of any shares of CBNK Common Stock. If, after the Effective Time, Certificates are presented to WFD, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.06.

(g)                 Any portion of the aggregate amount of cash to be paid pursuant to Section 2.03, any dividends or other distributions to be paid pursuant to this Section 2.06 or any proceeds from any investments thereof that remains unclaimed by the shareholders of CBNK for nine months after the Effective Time shall be repaid by the Exchange Agent to WFD upon the written request of WFD. After such request is made, any shareholders of CBNK who have not theretofore complied with this Section 2.06 shall look only to WFD for the Merger Consideration and cash in lieu of Fractional Shares, if any, deliverable in respect of each share of CBNK Common Stock such shareholder holds, as determined pursuant to Section 2.06 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of WFD (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of CBNK Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)                 WFD and the Exchange Agent shall be entitled to rely upon CBNK’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, WFD and the Exchange Agent shall be entitled to deposit any Merger Consideration and cash in lieu of Fractional Shares, if any, represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)                   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or WFD, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of Fractional Shares, if any, deliverable in respect thereof pursuant to Section 2.03.

Section 2.07        Reservation of Shares. Effective upon the date of this Agreement, WFD shall reserve for issuance a sufficient number of shares of the WFD Common Stock for the purpose of issuing shares of WFD Common Stock to CBNK shareholders in accordance with this Article II.

Section 2.08        Listing of Additional Shares. Prior to the Effective Time, WFD shall notify NASDAQ of the additional shares of WFD Common Stock to be issued by WFD in exchange for the shares of CBNK Common Stock.

Section 2.09        Effect on Outstanding Shares of WFD Common Stock. At the Effective Time, each share of WFD Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

Section 2.10        Effect on Outstanding CBNK Equity Awards.

(a)                 Each option to purchase shares of CBNK Common Stock issued by CBNK and outstanding at the Effective Time pursuant to the CBNK 2007 Equity Incentive Plan (each, a “CBNK Option”) shall be converted into an option to purchase shares of WFD Common Stock as follows:

(i)                   The aggregate number of shares of WFD Common Stock issuable upon the exercise of the converted CBNK Option after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of CBNK Common Stock issuable upon exercise of the CBNK Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of WFD Common Stock; and

(ii)                 the exercise price per share of each converted CBNK Option shall be equal to the quotient of the exercise price of such CBNK Option immediately prior to the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent; provided, however, that, in the case of any CBNK Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of shares of WFD Common Stock issuable upon exercise of and the exercise price per share for such converted CBNK Option determined in the manner provided above shall be further adjusted in such manner as may be necessary to ensure that such incentive stock option continues to qualify as an incentive stock option and to conform to the requirements of Section 424(a) of the Code.

(iii) Options to purchase shares of WFD Common Stock that arise from the operation of this Section 2.10 shall be referred to herein as “Converted Options.” All Converted Options shall be exercisable for the same period and shall otherwise have the same terms and conditions applicable to the CBNK Options that they replace; provided, however, that all such Converted Options shall be fully vested to the extent not previously vested prior to the Effective Time.

(b)                 Before the Effective Time, WFD will take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of WFD Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. WFD agrees to file, promptly after the Effective Time, a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the WFD Common Stock issuable upon exercise of the Converted Options.

(c)                 Each unvested award of restricted stock issued by CBNK and outstanding at the Effective Time pursuant to the CBNK 2007 Equity Incentive Plan (each, a “CBNK Restricted Share Award”) shall be fully vested as of the Effective Time and converted into WFD Common Stock in the same manner as any other outstanding share of CBNK Common Stock pursuant to the terms of this Article II.

Article III
REPRESENTATIONS AND WARRANTIES OF CBNK

As a material inducement to WFD to enter into this Agreement and to consummate the transactions contemplated hereby, CBNK hereby makes to WFD the representations and warranties contained in this Article III, provided, however, CBNK shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.04(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.02, 3.05, 3.06, 3.07, 3.08(b), 3.15(a) and (c), 3.16(b), 3.17, 3.18(d) and (f), 3.24(c) and 3.29 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.11(a) shall be deemed untrue and incorrect if not true and correct in all respects.

Section 3.01        Making of Representations and Warranties. Except as set forth in the CBNK Disclosure Schedule, CBNK hereby represents and warrants to WFD that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02        Organization, Standing and Authority of CBNK. CBNK is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act 1956, as amended, as administered by the FRB. CBNK has full corporate power and authority to carry on its business as now conducted. CBNK is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on CBNK. The Articles of Organization and Amended and Restated Bylaws of CBNK, copies of which have been made available to WFD, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03        Organization, Standing and Authority of Chicopee Bank. Chicopee Bank is a Massachusetts-chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Chicopee Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Chicopee Bank when due. Chicopee Bank is a member in good standing of the FHLB and owns the requisite amount of stock in the FHLB as set forth on CBNK Disclosure Schedule 3.03. The charter and Bylaws of Chicopee Bank, copies of which have been made available to WFD, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.04        CBNK Capital Stock.

(a)                 The authorized capital stock of CBNK consists solely of 20,000,000 shares of common stock, no par value per share, of which 5,222,339 shares are outstanding as of the date hereof (“CBNK Common Stock”). As of the date hereof, there are 2,217,029 shares of CBNK Common Stock held in treasury by CBNK. The outstanding shares of CBNK Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the CBNK Options to acquire shares of CBNK Common Stock, CBNK does not have any Rights issued or outstanding with respect to CBNK Common Stock and CBNK does not have any commitment to authorize, issue or sell any CBNK Common Stock or Rights.

(b)                 CBNK Disclosure Schedule 3.04(b) contains a list setting forth, as of the date of this Agreement, all outstanding CBNK Options and outstanding CBNK Restricted Share Awards, the exercise price per share with respect to each such CBNK Option, a list of all holders with respect to each such award including identification of any such grantees that are not current or former employees, directors or officers of CBNK, the date of grant and date of expiration of each such award, and any vesting schedule applicable to each unvested award. Upon issuance in accordance with the terms of the outstanding award agreements, the shares of CBNK Common Stock issued pursuant to the CBNK Options and CBNK Restricted Share Awards shall be issued in compliance with all applicable laws.

Section 3.05        Subsidiaries. Except as set forth on CBNK Disclosure Schedule 3.05, CBNK does not, directly or indirectly, own or control any Affiliate. Except as disclosed on CBNK Disclosure Schedule 3.05, CBNK does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by CBNK has not been conducted through any other direct or indirect Subsidiary or Affiliate of CBNK. No such equity investment identified in CBNK Disclosure Schedule 3.05 is prohibited by the Commonwealth of Massachusetts, the MADOB or the FDIC.

Section 3.06        Corporate Power; Minute Books. Each of CBNK and Chicopee Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of CBNK and Chicopee Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the shareholders of CBNK and WFD of this Agreement. CBNK does not conduct any trust business. The minute books of CBNK contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of CBNK and the CBNK Board (including committees of the CBNK Board).

Section 3.07        Execution and Delivery. Subject to the approval of this Agreement by the shareholders of CBNK, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CBNK and the CBNK Board on or prior to the date hereof. The CBNK Board has directed that this Agreement be submitted to CBNK’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of CBNK Common Stock entitled to vote thereon, no other vote of the shareholders of CBNK is required by law, the Articles of Organization of CBNK, the Amended and Restated Bylaws of CBNK or otherwise to approve this Agreement and the transactions contemplated hereby. CBNK has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by WFD, this Agreement is a valid and legally binding obligation of CBNK, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.08        Regulatory Approvals; No Defaults.

(a)                 No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CBNK or any of its Subsidiaries in connection with the execution, delivery or performance by CBNK or Chicopee Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the MADOB, as may be required, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of CBNK Common Stock. As of the date hereof, CBNK is not aware of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)                 Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by CBNK, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or Bylaws (or similar governing documents) of CBNK or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBNK or any of its Subsidiaries, or any of their properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBNK or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which CBNK or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 3.09        Financial Statements. CBNK has previously made available to WFD copies of (i) the consolidated balance sheets of CBNK as of December 31 for the fiscal years 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the fiscal years 2015, 2014 and 2013, in each case accompanied by the audit report of Berry Dunn McNeil & Parker, LLC, the independent registered public accounting firm of CBNK (the “CBNK Financial Statements”) and (ii) the consolidated report of condition and income filed with the FDIC by Chicopee Bank for the period ended December 31, 2015. The CBNK Financial Statements (including the related notes, where applicable) fairly present the results of the operations and financial position of CBNK and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of CBNK have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Berry Dunn McNeil & Parker, LLC has not resigned or been dismissed as independent public accountants of CBNK as a result of or in connection with any disagreements with CBNK on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.10        Securities Filings. CBNK has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2013 (collectively, “CBNK’s SEC Reports”). None of CBNK’s SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of CBNK’s SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of CBNK included in CBNK’s SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

Section 3.11        Absence of Certain Changes or Events.

(a)                 Since December 31, 2015, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CBNK.

(b)                 Since December 31, 2015, CBNK has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c)                 Except as set forth in CBNK Disclosure Schedule 3.11, since December 31, 2015, CBNK has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2015, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of CBNK’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of CBNK’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of CBNK’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of CBNK affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, except in accordance with GAAP, (v) made any tax election by CBNK or any settlement or compromise of any income tax liability by CBNK, (vi) made any material change in CBNK’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.12        Financial Controls and Procedures. During the periods covered by the CBNK Financial Statements, CBNK has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of CBNK’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of CBNK or its accountants or agents.

Section 3.13        Regulatory Matters.

(a)                 CBNK has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2012 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of CBNK, and except as set forth in CBNK Disclosure Schedule 3.13(a), no Governmental Authority has initiated any proceeding, or to the Knowledge of CBNK, investigation into the business or operations of CBNK, since December 31, 2012. Other than as set forth in CBNK Disclosure Schedule 3.13(a), there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Chicopee Bank. Chicopee Bank is “well-capitalized” as defined in applicable laws and regulations, and Chicopee Bank has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b)                 CBNK has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act, and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c)                 Other than as set forth in CBNK Disclosure Schedule 3.13(c), neither CBNK nor Chicopee Bank is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Each of CBNK and Chicopee Bank has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.14        Legal Proceedings.

(a)                 Other than as set forth in CBNK Disclosure Schedule 3.14, there are no pending or, to CBNK’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBNK.

(b)                 Other than as set forth in CBNK Disclosure Schedule 3.14, CBNK is not a party to any, nor are there any pending or, to CBNK’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBNK in which, to the Knowledge of CBNK, there is a reasonable probability of any material recovery against or other Material Adverse Effect on CBNK or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)                 There is no injunction, order, judgment or decree imposed upon CBNK, or the assets of CBNK, and CBNK has not been advised of, or is aware of, the threat of any such action.

Section 3.15        Compliance with Laws.

(a)                 CBNK is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)                 CBNK has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CBNK’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)                 Other than as set forth in CBNK Disclosure Schedule 3.15, CBNK has received, since December 31, 2013, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CBNK’s Knowledge, do any grounds for any of the foregoing exist).

Section 3.16        Material Contracts; Defaults.

(a)                 Other than as set forth in CBNK Disclosure Schedule 3.16(a), CBNK is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of CBNK to indemnification from CBNK; (iii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (iv) which materially restricts the conduct of any business by CBNK. CBNK has previously delivered to WFD true, complete and correct copies of each such document.

(b)                 To its Knowledge, CBNK is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in CBNK Disclosure Schedule 3.16(b), no power of attorney or similar authorization given directly or indirectly by CBNK is currently outstanding.

Section 3.17        Brokers. CBNK has received the opinion of Piper Jaffray to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to CBNK’s shareholders. Other than for financial advisory services performed for CBNK by Piper Jaffray pursuant to an agreement dated February 4, 2016, a true and complete copy of which has been previously delivered or made available to WFD, neither CBNK nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for CBNK or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 3.18        Employee Benefit Plans.

(a)                 All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of CBNK (the “CBNK Employees”) and current or former directors of CBNK including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “CBNK Benefit Plans”), are identified in CBNK Disclosure Schedule 3.18(a). True and complete copies of all CBNK Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any CBNK Benefit Plans and all amendments thereto, have been provided to WFD. Except as set forth in CBNK Disclosure Schedule 3.18(a), CBNK may amend or terminate any such CBNK Benefit Plan at any time without incurring any liability thereunder.

(b)                 All CBNK Benefit Plans covering CBNK Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each CBNK Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “CBNK Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of CBNK, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such CBNK Pension Plan under Section 401(a) of the Code. There is no pending or, to CBNK’s Knowledge, threatened litigation relating to the CBNK Benefit Plans. CBNK has not engaged in a transaction with respect to any CBNK Benefit Plan or CBNK Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CBNK to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)                 Except as identified in CBNK Disclosure Schedule 3.18(c), neither CBNK nor or any entity which is considered one employer with CBNK under Section 4001 of ERISA or Section 414 of the Code (a “CBNK ERISA Affiliate”) has ever sponsored a CBNK Pension Plan that is subject to Title IV of ERISA. Neither CBNK nor any CBNK ERISA Affiliate has ever sponsored or contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA or “multiple employer plan,” as defined in Section 4063 of ERISA.

(d)                 All contributions required to be made under the terms of any CBNK Benefit Plan have been timely made or have been reflected on the financial statements of CBNK.

(e)                 Other than as set forth in CBNK Disclosure Schedule 3.18(e), CBNK has no obligations for retiree health and life benefits under any CBNK Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

(f)                  Other than as set forth in CBNK Disclosure Schedule 3.18(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any CBNK Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the CBNK Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the CBNK Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of CBNK, or after the consummation of the transactions contemplated herby, WFD or Surviving Corporation, to merge amend, or terminate any of the CBNK Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. CBNK Disclosure Schedule 3.18(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of CBNK who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any CBNK Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g)                 Each CBNK Benefit Plan that is a deferred compensation plan and any deferral elections thereunder are in compliance with Section 409A of the Code, to the extent applicable.

(h)                 Each CBNK Option and CBNK Restricted Share Award (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has a grant date identical to the date on which the CBNK Board or the CBNK’s compensation committee actually awarded it, (iii) is exempt from the Section 409A of the Code, and (iv) qualifies for the tax and accounting treatment afforded to such award in the CBNK Tax Returns and the CBNK Financial Statements, respectively. In addition, each CBNK Option has an exercise price per share equal to or greater than the fair market value of a share of CBNK Common Stock on the date such CBNK Option was granted.

(i)                   CBNK Disclosure Schedule 3.18(i), contains a list setting forth, as of the date of this Agreement, all outstanding awards under the CBNK 2012 Phantom Stock Unit Award and Long-Term Incentive Plan, a list of all holders with respect to each such award, the date of grant and date of expiration of each such award, and any vesting schedule applicable to each such award.

Section 3.19        Labor Matters. CBNK is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CBNK the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel CBNK to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CBNK’s Knowledge, threatened, nor is CBNK aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.20        Environmental Matters.

(a)                 To its Knowledge, CBNK and its owned real properties are in material compliance with all Environmental Laws. CBNK is not aware of, nor has CBNK received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of CBNK with all Environmental Laws.

(b)                 To its Knowledge, CBNK has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)                 To CBNK’s Knowledge, no Hazardous Substance exist on, about or within any of the owned real properties, nor have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that CBNK makes and intends to make of the owned real properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d)                 There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to CBNK’s Knowledge threatened against CBNK relating in any way to any Environmental Law. To its Knowledge, CBNK has no liability for remedial action under any Environmental Law. CBNK has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the owned real properties or CBNK Loan Property nor has CBNK received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the owned real properties or CBNK Loan Property.

Section 3.21        Tax Matters.

(a)                 CBNK has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by CBNK (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of CBNK and which CBNK is contesting in good faith. CBNK is not the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on CBNK Disclosure Schedule 3.21(a), neither CBNK nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where CBNK does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CBNK.

(b)                 CBNK has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)                 No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of CBNK are pending with respect to CBNK. CBNK has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where CBNK has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against CBNK.

(d)                 CBNK has provided WFD with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to CBNK for taxable periods ended December 31, 2015, 2014 and 2013. CBNK has delivered to WFD correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by CBNK filed for the years ended December 31, 2015, 2014 and 2013. CBNK has timely and properly taken such actions in response to and in compliance with notices CBNK has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)                 CBNK has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                  CBNK has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). CBNK has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Other than as set forth on CBNK Disclosure Schedule 3.21(f), CBNK is not a party to or bound by any Tax allocation or sharing agreement. Except for an affiliated group with its Subsidiaries, CBNK (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than CBNK) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)                 The unpaid Taxes of CBNK (i) did not, as of the end of the most recent period covered by CBNK’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in CBNK’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CBNK in filing its Tax Returns. Since the end of the most recent period covered by CBNK’s call reports filed prior to the date hereof, CBNK has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)                 CBNK shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)                   CBNK has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)                  CBNK has not participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and CBNK has not been notified of, or to CBNK’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.22        Investment Securities. CBNK Disclosure Schedule 3.22 sets forth the book and market value as of December 31, 2015 of the investment securities, mortgage backed securities and securities held for sale of CBNK, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

Section 3.23        Derivative Transactions.

(a)                 All Derivative Transactions entered into by CBNK or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by CBNK, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. CBNK has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of CBNK, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)                 Except as set forth in CBNK Disclosure Schedule 3.23, no Derivative Transactions, were it to be a Loan held by CBNK, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of CBNK under or with respect to each such Derivative Transactions has been reflected in the books and records of CBNK in accordance with GAAP consistently applied, and no open exposure of CBNK with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 3.24        Loans; Nonperforming and Classified Assets.

(a)                 Except as set forth in CBNK Disclosure Schedule 3.24(a), as of the date hereof, CBNK is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2015, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of CBNK, or to the Knowledge of CBNK, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. CBNK Disclosure Schedule 3.24(a) identifies (x) each Loan that as of December 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by CBNK or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of CBNK that as of December 31, 2015 was classified as other real estate owned (“OREO”) and the book value thereof.

(b)                 Except as identified in CBNK Disclosure Schedule 3.24(b), each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of CBNK, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                 The loan documents with respect to each Loan were in compliance with applicable laws and regulations and CBNK’s lending policies at the time of origination of such Loans and are complete and correct.

(d)                 Except as set forth in CBNK Disclosure Schedule 3.24(d), CBNK is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates CBNK to repurchase from any such Person any Loan or other asset of CBNK.

Section 3.25        Tangible Properties and Assets.

(a)                 CBNK Disclosure Schedule 3.25(a) sets forth a true, correct and complete list of all real property owned by CBNK. Except as set forth in CBNK Disclosure Schedule 3.25(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, CBNK has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b)                 CBNK Disclosure Schedule 3.25(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which CBNK uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, CBNK has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by CBNK of, or material default by CBNK in, the performance of any covenant, agreement or condition contained in any Lease, and to CBNK’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on CBNK Disclosure Schedule 3.25(b), there is no pending or, to CBNK’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that CBNK uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. CBNK has paid all rents and other charges to the extent due under the Leases.

Section 3.26        Intellectual Property. CBNK Disclosure Schedule 3.26 sets forth a true, complete and correct list of all CBNK Intellectual Property. CBNK owns or has a valid license to use all CBNK Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). CBNK Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of CBNK as currently conducted. CBNK Intellectual Property owned by CBNK, and to the Knowledge of CBNK, all other CBNK Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and CBNK has not received notice challenging the validity or enforceability of CBNK Intellectual Property. To the Knowledge of CBNK, the conduct of the business of CBNK does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of CBNK to own or use any of the CBNK Intellectual Property.

Section 3.27        Fiduciary Accounts. Since December 31, 2015, CBNK has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither CBNK nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.28        Insurance.

(a)                 CBNK Disclosure Schedule 3.28(a) identifies all of the material insurance policies, binders, or bonds currently maintained by CBNK, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. CBNK is insured with reputable insurers against such risks and in such amounts as the management of CBNK reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, CBNK is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)                 CBNK Disclosure Schedule 3.28(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by CBNK, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the CBNK Financial Statements in accordance with GAAP.

Section 3.29        Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.30        Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the dates of the meeting of the shareholders of CBNK to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to WFD and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 3.31        Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF WFD

As a material inducement to CBNK to enter into this Agreement and to consummate the transactions contemplated hereby, WFD hereby makes to CBNK the representations and warranties contained in this Article IV, provided, however, WFD shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 4.02, 4.05, 4.06, 4.07, 4.08(b), 4.15(a) and (c), 4.16(b), 4.17, 4.18(d), 4.24(c) and 4.29 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.11(a) shall be deemed untrue and incorrect if not true and correct in all respects.

Section 4.01        Making of Representations and Warranties. Except as set forth in the WFD Disclosure Schedule, WFD hereby represents and warrants to CBNK that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02        Organization, Standing and Authority of WFD. WFD is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. WFD has full corporate power and authority to carry on its business as now conducted. WFD is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on WFD. The Articles of Organization, as amended, and Amended and Restated Bylaws of WFD, copies of which have been made available to CBNK, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03        Organization, Standing and Authority of Westfield Bank. Westfield Bank is a federally-chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. Westfield Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Westfield Bank when due. Westfield Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on WFD Disclosure Schedule 4.03. The charter and Bylaws of Westfield Bank, copies of which have been made available to CBNK, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04        WFD Capital Stock.

(a)                 The authorized capital stock of WFD consists of 75,000,000 shares of WFD Common Stock, par value $0.01 per share, of which 18,267,747 shares are outstanding as of the date hereof, and 5,000,000 shares of preferred stock, of which no shares are outstanding. As of the date hereof, 13,666,902 shares of WFD Common Stock are held in treasury by WFD. The outstanding shares of WFD Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the WFD Common Stock to be issued pursuant to this Agreement, WFD does not have any Rights issued or outstanding with respect to WFD Common Stock and WFD does not have any commitments to authorize, issue or sell any WFD Common Stock or Rights.

(b)                 WFD Disclosure Schedule 4.04(b) contains a list setting forth, as of the date of this Agreement, all outstanding WFD Restricted Share Awards pursuant to the WFD 2002 Recognition and Retention Plan, as amended, the WFD 2007 Recognition and Retention Plan, as amended, and the WFD 2014 Omnibus Incentive Plan (each, a “WFD Restricted Share Award”), a list of all holders with respect to each such award including identification of any such grantees that are not current or former employees, directors or officers of WFD, the date of grant of each such award, and any vesting schedule applicable to each unvested award. Upon issuance in accordance with the terms of the outstanding award agreements, the shares of WFD Common Stock issued pursuant to the WFD Restricted Share Awards shall be issued in compliance with all applicable laws. There are no outstanding options to purchase shares of WFD Common Stock.

Section 4.05        Subsidiaries. Except as set forth on WFD Disclosure Schedule 4.05, WFD does not, directly or indirectly, own or control any Affiliate. Except as disclosed on WFD Disclosure Schedule 4.05, WFD does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by WFD has not been conducted through any other direct or indirect Subsidiary or Affiliate of WFD. No such equity investment identified in WFD Disclosure Schedule 4.05 is prohibited by the Commonwealth of Massachusetts, the MADOB or the OCC.

Section 4.06        Corporate Power; Minute Books. Each of WFD and Westfield Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of WFD and Westfield Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the shareholders of CBNK and WFD of this Agreement. The minute books of WFD contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of WFD and the WFD Board (including committees of the WFD Board).

Section 4.07        Execution and Delivery. Subject to the approval of this Agreement by the shareholders of WFD, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of WFD and the WFD Board on or prior to the date hereof. The WFD Board has directed that this Agreement be submitted to WFD’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of WFD Common Stock entitled to vote thereon, no other vote of the shareholders of WFD is required by law, the Articles of Organization, as amended, of WFD, the Amended and Restated Bylaws of WFD or otherwise to approve this Agreement and the transactions contemplated hereby. WFD has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CBNK, this Agreement is a valid and legally binding obligation of WFD, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08        Regulatory Approvals; No Defaults.

(a)                 No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by WFD or any of its Subsidiaries in connection with the execution, delivery or performance by WFD or Westfield Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB and the OCC, as may be required, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of WFD Common Stock. As of the date hereof, WFD is not aware of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)                 Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by WFD, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or Bylaws (or similar governing documents) of WFD or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WFD or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of WFD or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which WFD or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09        Financial Statements. WFD has previously made available to CBNK copies of the consolidated statements of condition of WFD and its Subsidiaries as of December 31 for the fiscal years 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the fiscal years 2015, 2014 and 2013, in each case accompanied by the audit report of Wolf & Company, P.C., the independent registered public accounting firm of WFD (the “WFD Financial Statements”). The WFD Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of WFD and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of WFD and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned or been dismissed as independent public accountants of WFD as a result of or in connection with any disagreements with WFD on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.10        Securities Filings. WFD has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2013 (collectively, “WFD’s SEC Reports”). None of WFD’s SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of WFD’s SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of WFD included in WFD’s SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

Section 4.11        Absence of Certain Changes or Events.

(a)                 Since December 31, 2015, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on WFD.

(b)                 Since December 31, 2015, WFD has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c)                 Except as set forth in WFD Disclosure Schedule 4.11(c), since December 31, 2015, WFD has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2015, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of WFD’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of WFD’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of WFD’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of WFD affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, except in accordance with GAAP, (v) made any tax election by WFD or any settlement or compromise of any income tax liability by WFD, (vi) made any material change in WFD’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.12        Financial Controls and Procedures. During the periods covered by the WFD Financial Statements, WFD has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of WFD’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of WFD or its accountants or agents.

Section 4.13        Regulatory Matters.

(a)                 WFD has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2012 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of WFD, and except as set forth in WFD Disclosure Schedule 4.13(a), no Governmental Authority has initiated any proceeding, or to the Knowledge of WFD, investigation into the business or operations of WFD, since December 31, 2012. Other than as set forth in WFD Disclosure Schedule 4.13(a) there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Westfield Bank. Westfield Bank is “well-capitalized” as defined in applicable laws and regulations, and Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b)                 WFD has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act, and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c)                 Other than as set forth in WFD Disclosure Schedule 4.13(c), neither WFD, nor any of its properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. WFD has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.14        Legal Proceedings.

(a)                 Other than as set forth in WFD Disclosure Schedule 4.14(a), there are no pending or, to WFD’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against WFD.

(b)                 WFD is not a party to any, nor are there any pending or, to WFD’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against WFD in which, to the Knowledge of WFD, there is a reasonable probability of any material recovery against or other Material Adverse Effect on WFD or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)                 There is no injunction, order, judgment or decree imposed upon WFD, or the assets of WFD, and WFD has not been advised of, or is aware of, the threat of any such action.

Section 4.15        Compliance with Laws.

(a)                 WFD is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)                 WFD has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to WFD’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)                 Other than as set forth in WFD Disclosure Schedule 4.15(c), WFD has received, since December 31, 2013, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to WFD’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.16        Material Contracts; Defaults.

(a)                 Other than as set forth in WFD Disclosure Schedule 4.16(a), WFD is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of WFD to indemnification from WFD; (iii) which is an agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (iv) which materially restricts the conduct of any business by WFD. WFD has previously delivered to CBNK true, complete and correct copies of each such document.

(b)                 To its Knowledge, WFD is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by WFD is currently outstanding.

Section 4.17        Brokers. WFD has received the opinion of Griffin Financial Group LLC to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to WFD’s shareholders. Other than for financial advisory services performed for WFD by Griffin Financial pursuant to an agreement dated December 1, 2015, a true and complete copy of which has been previously delivered or made available to CBNK, neither WFD nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for WFD or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 4.18        Employee Benefit Plans.

(a)                 All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of WFD and its Subsidiaries and current or former directors of WFD and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “WFD Benefit Plans”), are identified in WFD Disclosure Schedule 4.18(a).

(b)                 To the Knowledge of WFD, each WFD Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Other than as set forth in WFD Disclosure Schedule 4.18(b), each WFD Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and WFD is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of WFD, threatened action, suit or claim relating to any of the WFD Benefit Plans (other than routine claims for benefits). Neither WFD nor any of its Subsidiaries have engaged in a transaction, or omitted to take any action, with respect to any WFD Benefit Plan that would reasonably be expected to subject WFD or any Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c)                 No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by WFD or any Subsidiary with respect to any WFD Benefit Plan which is subject to Title IV of ERISA (“WFD Defined Benefit Plan”) currently or formerly maintained by WFD or any entity which is considered one employer with WFD under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “WFD ERISA Affiliate”). Neither WFD nor any WFD ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any WFD Defined Benefit Plan or by any WFD ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No WFD Defined Benefit Plan or single-employer plan of any WFD ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. WFD has not provided, and is not required to provide, security to any WFD Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d)                 All contributions required to be made under the terms of any WFD Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on WFD’s consolidated financial statements to the extent required by GAAP. WFD and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable WFD Benefit Plan for financial reporting purposes as required by GAAP.

Section 4.19        Labor Matters. WFD is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is WFD the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel WFD to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to WFD’s Knowledge, threatened, nor is WFD aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.20        Environmental Matters.

(a)                 To its Knowledge, WFD and its owned real properties are in material compliance with all Environmental Laws. WFD is not aware of, nor has WFD received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of WFD with all Environmental Laws.

(b)                 To its Knowledge, WFD has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)                 To WFD’ s Knowledge, No Hazardous Substance exist on, about or within any of the owned real properties, nor to WFD’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that WFD makes and intends to make of the owned real properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d)                 There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to WFD’s Knowledge threatened against WFD relating in any way to any Environmental Law. To its Knowledge, WFD has no liability for remedial action under any Environmental Law. WFD has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the owned real properties or WFD Loan Property nor has WFD received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the owned real properties or WFD Loan Property

Section 4.21        Tax Matters.

(a)                 WFD has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by WFD (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of WFD and which WFD is contesting in good faith. WFD is not the beneficiary of any extension of time within which to file any Tax Return, and neither WFD nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where WFD does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of WFD.

(b)                 WFD has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)                 No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of WFD are pending with respect to WFD. WFD has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where WFD has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against WFD.

(d)                 WFD has provided CBNK with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to WFD for taxable periods ended December 31, 2015, 2014 and 2013. WFD has delivered to CBNK correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by WFD filed for the years ended December 31, 2015, 2014 and 2013. WFD has timely and properly taken such actions in response to and in compliance with notices WFD has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)                 WFD has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                  WFD has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). WFD has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. WFD is not a party to or bound by any Tax allocation or sharing agreement. WFD (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than WFD) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)                 The unpaid Taxes of WFD (i) did not, as of the end of the most recent period covered by WFD’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in WFD’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of WFD in filing its Tax Returns. Since the end of the most recent period covered by WFD’s call reports filed prior to the date hereof, WFD has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)                 WFD shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)                   WFD has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)                  WFD has not participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and WFD has not been notified of, or to WFD’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 4.22        Investment Securities. WFD Disclosure Schedule 4.22 sets forth the book and market value as of December 31, 2015 of the investment securities, mortgage backed securities and securities held for sale of WFD, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

Section 4.23        Derivative Transactions.(a)                 All Derivative Transactions entered into by WFD or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by WFD, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. WFD has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of WFD, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)                 Except as set forth in WFD Disclosure Schedule 4.23(b), no Derivative Transactions, were it to be a Loan held by WFD, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of WFD under or with respect to each such Derivative Transactions has been reflected in the books and records of WFD in accordance with GAAP consistently applied, and no open exposure of WFD with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 4.24        Loans; Nonperforming and Classified Assets.

(a)                 Except as set forth in WFD Disclosure Schedule 4.24(a), as of the date hereof, WFD is not a party to any written or oral (i) Loans, under the terms of which the obligor was, as of December 31, 2015, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of WFD, or to the Knowledge of WFD, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. WFD Disclosure Schedule 4.24(a) identifies (x) each Loan that as of December 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by WFD or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of WFD that as of December 31, 2015 was classified as OREO and the book value thereof.

(b)                 Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of WFD, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                 The loan documents with respect to each Loan were in compliance with applicable laws and regulations and WFD’s lending policies at the time of origination of such Loans and are complete and correct.

(d)                 Except as set forth in WFD Disclosure Schedule 3.24(d), WFD is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates WFD to repurchase from any such Person any Loan or other asset of WFD.

Section 4.25        Tangible Properties and Assets.

(a)                 WFD Disclosure Schedule 4.25(a) sets forth a true, correct and complete list of all real property owned by WFD. Except as set forth in WFD Disclosure Schedule 4.25(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, WFD has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b)                 WFD Disclosure Schedule 4.25(b) sets forth a true, correct and complete schedule of all Leases. Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, WFD has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by WFD of, or material default by WFD in, the performance of any covenant, agreement or condition contained in any Lease, and to WFD’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on WFD Disclosure Schedule 4.25(b), there is no pending or, to WFD’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that WFD uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. WFD has paid all rents and other charges to the extent due under the Leases.

Section 4.26        Intellectual Property. WFD Disclosure Schedule 4.26 sets forth a true, complete and correct list of all WFD Intellectual Property. WFD owns or has a valid license to use all WFD Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). WFD Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of WFD as currently conducted. WFD Intellectual Property owned by WFD, and to the Knowledge of WFD, all other WFD Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and WFD has not received notice challenging the validity or enforceability of WFD Intellectual Property. To the Knowledge of WFD, the conduct of the business of WFD does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of WFD to own or use any of the WFD Intellectual Property.

Section 4.27        Fiduciary Accounts. Since December 31, 2015, WFD has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither WFD nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 4.28        Insurance.

(a)                 WFD Disclosure Schedule 4.28(a) identifies all of the material Insurance Policies, including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. WFD is insured with reputable insurers against such risks and in such amounts as the management of WFD reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, WFD is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)                 WFD Disclosure Schedule 4.28(b) sets forth a true, correct and complete description of all BOLI owned by WFD, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the WFD Financial Statements in accordance with GAAP.

Section 4.29        Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.30         WFD Common Stock. The shares of WFD Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.31         Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the dates of the meeting of the shareholders of WFD to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to CBNK included in the Joint Proxy Statement/Prospectus.

Section 4.32         Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

Article V
COVENANTS

Section 5.01        Covenants of CBNK. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of WFD, CBNK shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. CBNK will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and WFD the present services of the current officers and employees of CBNK and (iii) preserve for itself and WFD the goodwill of the customers of CBNK and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the CBNK Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by WFD, CBNK shall not:

(a)                 Capital Stock. Other than pursuant to stock options, or stock-based awards outstanding as of the date hereof and listed in the CBNK Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any CBNK Common Stock, or obligate itself to purchase, retire or redeem, any of its shares of CBNK Common Stock (except to the extent necessary to effect a cashless exercise of CBNK Options outstanding on the date hereof).

(b)                 Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to CBNK or any other wholly owned Subsidiary of CBNK, as applicable, or (y) regular quarterly cash dividends on CBNK Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (b)), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock. After the date hereof, CBNK shall coordinate with WFD regarding the declaration of any dividends in respect of CBNK Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CBNK Common Stock shall not receive two (2) dividends for any single calendar quarter with respect to their shares of CBNK Common Stock and any shares of WFD Common Stock that such holders receive in exchange therefor in the Merger.

(c)                 Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of CBNK or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than three percent (3%) with respect to any individual officer, director or employee and provided further that any increases, either singularly or in the aggregate, shall be consistent with CBNK’s 2016 budget, a copy of which has been made available to WFD, (ii) CBNK shall be permitted to make cash contributions to the tax-qualified CBNK Pension Plans in the ordinary course of business consistent with past practice, and (iii) CBNK shall be permitted to pay, with prior written consent of WFD (not to be unreasonably withheld), accrued bonuses or cash in lieu of phantom awards, as the case may be, at the Closing Date consistent with past practice and prorated through the Closing Date to those employees whose bonus payment or phantom award amounts for fiscal year 2015 and estimated bonus payment amounts or cash in lieu of phantom awards for full-fiscal year 2016 are listed on CBNK Disclosure Schedule 5.01(c).

(d)                 Hiring. Hire any person as an employee of CBNK or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on CBNK Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $50,000 and whose employment is terminable at the will of CBNK.

(e)                 Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to WFD, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on CBNK Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of CBNK.

(f)                  Transactions with Affiliates. Pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors, other than (i) compensation in the ordinary course of business consistent with past practice, (ii) loans, subject to subsection 5.01(r), or (iii) deposit transactions; provided that, WFD shall have been deemed to have consented to any such renewal, extension or modification of any agreement or arrangement with any such officer or director or any of their immediate family members or affiliates or associates if WFD does not object to any such proposed renewal, extension or modification within five business days of receipt by WFD of a request by CBNK to renew, extend or modify such a transaction along with all financial or other data that WFD may reasonably request in order to evaluate the same;

(g)                 Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to CBNK taken as a whole.

(h)                 Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)                   Capital Expenditures. Other than as set forth on CBNK Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)                  Governing Documents. Amend CBNK’s Articles of Organization or Bylaws.

(k)                 Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l)                   Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m)               Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CBNK is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CBNK of an amount which exceeds $50,000 and/or would impose any material restriction on the business of CBNK.

(n)                 Banking Operations. Enter into any new material line of business; materially change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or site relocation.

(o)                 Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p)                 Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q)                 Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r)                  Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on CBNK Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with CBNK’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of WFD is required for (i) any new origination in excess of $4,000,000 or (ii) any additional extension of credit to a borrower whose Loan is determined to be substandard or classified. For purposes of this Section 5.01(r), consent shall be deemed given unless WFD objects within 48 hours of notification.

(s)                  Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)                  Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u)                 Compliance with Agreements. Knowingly commit any act or omission which constitutes a material breach or default by CBNK under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v)                 Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)                Insurance. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x)                 Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y)                 Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(z)                 Dissolution of Subsidiary. Immediately prior to the Effective Time, CBNK shall dissolve Cabot Management Corporation, CBNK’s wholly-owned subsidiary. Prior to such time, CBNK shall not and shall not permit any of its Subsidiaries to conduct any operations, acquire any assets, incur any liabilities or enter into any contract using Cabot Management Corporation.

(aa)             Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02        Covenants of WFD. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of CBNK, WFD will not, and will cause each of its Subsidiaries not to:

(a)                 Adverse Actions. (i) take any action reasonably likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) take any action reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, (iv) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.02, (v) enter into any material definitive merger agreement, purchase and assumption agreement or similar document involving WFD or any of its Subsidiaries with respect to the acquisition of any other insured depository institution or its assets or the assumption of its liabilities, (vi) issue any additional shares of WFD Common Stock or any securities convertible into WFD Common Stock, except for existing and future grants under WFD’s stock-based benefit plans, (vii) take any action reasonably likely to adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, (viii) take any action reasonably likely to result in a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, or (ix) operate its business other than in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations.

(b)                 Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03        Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04        Shareholder Approval.

(a)                 WFD agrees to take, in accordance with applicable law, the Articles of Organization, as amended, and the Amended and Restated Bylaws of WFD, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by WFD’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “WFD Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. WFD agrees to use its best efforts to convene the WFD Meeting within thirty-five (35) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of WFD pursuant to Section 5.05, and in any event shall convene the WFD Meeting within forty-five (45) days after such mailing. Except for matters that would ordinarily be considered at WFD’s annual meeting of shareholders or with the prior approval of CBNK, no other matters shall be submitted for the approval of WFD shareholders at the WFD Meeting. The WFD Board shall at all times prior to and during the WFD Meeting recommend adoption of this Agreement by the shareholders of WFD and shall not withhold, withdraw, amend or modify such recommendation in any manner or take any other action or make any other public statement inconsistent with such recommendation.

(b)                 CBNK agrees to take, in accordance with applicable law, the Articles of Organization and the Amended and Restated Bylaws of CBNK, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CBNK’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “CBNK Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. CBNK agrees to use its best efforts to convene the CBNK Meeting within thirty-five (35) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of CBNK pursuant to Section 5.05, and in any event shall convene the CBNK Meeting within forty-five (45) days after such mailing. Except for matters that would ordinarily be considered at CBNK’s annual meeting of shareholders or with the prior approval of WFD, no other matters shall be submitted for the approval of CBNK shareholders at the CBNK Meeting. The CBNK Board shall at all times prior to and during the CBNK Meeting recommend adoption of this Agreement by the shareholders of CBNK (the “CBNK Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to WFD or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of CBNK for their approval at the CBNK Meeting and nothing contained herein shall be deemed to relieve CBNK of such obligation (unless and until this agreement is terminated in accordance with Section 7.01).

Section 5.05        Merger Registration Statement; Joint Proxy Statement/Prospectus. For the purposes of (x) registering WFD Common Stock to be offered to holders of CBNK Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the WFD Meeting and the CBNK Meeting, WFD shall draft and prepare, and CBNK shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by WFD in the Merger (the “Merger Registration Statement”), including the Joint Proxy Statement/Prospectus. WFD shall provide CBNK and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Joint Proxy Statement/Prospectus prior to the time they are initially filed with the SEC. WFD shall file the Merger Registration Statement with the SEC. Each of WFD and CBNK shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and parties shall thereafter promptly mail the Joint Proxy Statement/Prospectus to their respective shareholders. WFD shall also use its reasonable best efforts to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CBNK shall furnish to WFD all information concerning CBNK and the holders of CBNK Common Stock as may be reasonably requested in connection with such action.

Section 5.06        Cooperation and Information Sharing. CBNK shall provide WFD with any information concerning CBNK that WFD may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Joint Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Joint Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other party promptly copies of all correspondence between it or any of its representatives and the SEC. WFD shall provide CBNK and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of WFD and CBNK agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. Each of WFD and CBNK agrees to cause the Joint Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of CBNK Common Stock entitled to vote at the CBNK Meeting and the holders of WFD Common Stock entitled to vote at the WFD Meeting, respectively, at the earliest practicable time.

Section 5.07        Supplements or Amendments. CBNK and WFD shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CBNK shall cooperate with WFD in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and WFD shall file an amended Merger Registration Statement with the SEC, and each of WFD and CBNK shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

Section 5.08        Regulatory Approvals. Each of CBNK and WFD will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. CBNK and WFD will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of WFD or CBNK to any Governmental Authority in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, WFD and CBNK shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09        Press Releases. CBNK and WFD shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. CBNK and WFD shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10        Access; Information.

(a)                 Each of WFD and CBNK agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent registered public accountants), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably request.

(b)                 All information furnished pursuant to Section 5.10(a) shall be subject to, and each party shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of December 7, 2015, by and between CBNK and WFD (the “Confidentiality Agreement”).

(c)                 No investigation by a party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement.

Section 5.11        No Solicitation.

(a)                 From the date of this Agreement through the Effective Time, CBNK shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than WFD) any information or data with respect to CBNK or any of the CBNK Subsidiaries or otherwise relating to an Acquisition Proposal, or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. Notwithstanding the foregoing sentence, CBNK may take any of the actions described in clause (iii) of the foregoing sentence only if, (A) CBNK has received a bona fide unsolicited written Acquisition Proposal prior to the CBNK Meeting that did not result from a breach of this Section 5.11, (B) the CBNK Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, (C) CBNK has provided WFD with at least one (1) Business Day’s prior notice of such determination (the “Notice of Superior Proposal”), and (D) prior to furnishing or affording access to any information or data with respect to CBNK or otherwise relating to an Acquisition Proposal, CBNK receives from such Person a confidentiality agreement with terms no less favorable to CBNK than those contained in the Confidentiality Agreement between WFD and CBNK. CBNK shall promptly provide to WFD any non-public information regarding CBNK provided to any other Person that was not previously provided to WFD, such additional information to be provided no later than the date of provision of such information to such other party.

(b)                 Notwithstanding Section 5.04, prior to the date of the CBNK Meeting, the CBNK Board may approve or recommend to the stockholders of CBNK a Superior Proposal and withdraw, change, qualify or modify the CBNK Recommendation in connection therewith (a “Change in Recommendation”) after the third (3rd) Business Day following WFD’s receipt of the Notice of Superior Proposal advising WFD that the CBNK Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal (it being understood that CBNK shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that CBNK proposes to accept and the subsequent notice period (which shall not shorten such original three (3) Business Day period) shall be two (2) Business Days) if, but only if, (a) the CBNK Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to CBNK’s stockholders under applicable law, and (b) at the end of such three (3) Business Day period or two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by WFD since its receipt of such Notice of Superior Proposal (provided, however, that WFD shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the CBNK Board has again in good faith made the determination (i) in clause (a) of this Section 5.11, and (ii) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the withdrawal, changing, qualifying or modifying of the CBNK Recommendation or the making of a Change in Recommendation by the CBNK Board shall not change the approval of the CBNK Board for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the CBNK Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c)                 CBNK shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than WFD) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than WFD who have been furnished confidential information regarding CBNK in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. CBNK agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which CBNK is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person (other than WFD) to make an Acquisition Proposal.

CBNK shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of CBNK are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of CBNK, at the direction or with the consent of CBNK, shall be deemed to be a breach of this Section 5.11 by CBNK.

Section 5.12        Indemnification.

(a)                 From and after the Effective Time, WFD (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of CBNK and each other Person entitled to indemnification under the Bylaws of WFD as in effect on the date hereof, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of CBNK or is or was serving at the request of CBNK as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of CBNK, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Amended and Restated Bylaws of CBNK as in effect on the date hereof (subject to change as required by law). WFD’s obligations under this Section 5.12(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. In addition, WFD shall advance expenses to the Indemnified Parties to the fullest extent which such Indemnified Parties would be entitled under the Amended and Restated Bylaws of CBNK as in effect on the date hereof without regard to director approval of such advancement of expenses.

(b)                 Any Indemnified Party wishing to claim indemnification under this Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c)                 Prior to the Effective Time, WFD shall use its reasonable best efforts to cause the persons serving as directors and officers of CBNK immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by CBNK (provided that WFD may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to CBNK’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall WFD be required to expend in any one year more than an amount equal to 200% of the current annual amount expended by CBNK to maintain such insurance (the “Insurance Amount”), and further provided that if WFD is unable to maintain or obtain the insurance called for by this Section 5.12(c) as a result of the preceding provision, WFD shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d)                 If WFD or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of WFD shall assume the obligations set forth in this Section 5.12.

Section 5.13        Employees; Benefit Plans.

(a)                 Following the Closing Date, WFD may choose to maintain any or all of the CBNK Benefit Plans in its sole discretion and CBNK shall cooperate with WFD in order to effect any plan terminations to be made as of the Effective Time. However, for any CBNK Benefit Plan terminated for which there is a comparable WFD Benefit Plan of general applicability (other than the defined benefit pension plan maintained by WFD), WFD shall take all reasonable action so that employees of CBNK shall be entitled to participate in such WFD Benefit Plan to the same extent as similarly-situated employees of WFD (it being understood that inclusion of the employees of CBNK in the WFD Benefit Plans may occur at different times with respect to different plans). WFD shall cause each WFD Benefit Plan in which employees of CBNK are eligible to participate to take into account for purposes of eligibility and vesting under the WFD Benefit Plans (but not for purposes of benefit accrual) the service of such employees with CBNK and its Subsidiaries to the same extent as such service was credited for such purpose by CBNK (other than for the defined benefit pension plan maintained by WFD); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of WFD to amend or terminate any of the CBNK Benefit Plans or WFD Benefit Plans in accordance with their terms at any time; provided, however, that WFD shall continue to maintain the CBNK Benefit Plans (other than stock-based or incentive plans and the defined benefit pension plan) for which there is a comparable WFD Benefit Plan until the CBNK Employees are permitted to participate in the WFD Benefit Plans, unless such WFD Benefit Plan has been frozen or terminated with respect to similarly-situated employees of WFD or any Subsidiary of WFD. Notwithstanding anything in the Agreement to the contrary, the CBNK 2007 Equity Incentive Plan will be maintained to the extent there are outstanding Converted Options.

(b)                 WFD shall assume and honor, under the vacation policies of CBNK, as disclosed on CBNK Disclosure Schedule 3.18, the accrued but unused vacation time of employees of the Surviving Corporation who were employees of CBNK prior to the Effective Time. Prior to the Effective Time, CBNK shall take all actions needed to revise the terms of its existing severance pay plan as set forth on CBNK Disclosure Schedule 5.13(b).

(c)                 If employees of CBNK become eligible to participate in a medical, dental or health plan of WFD upon termination of such plan of CBNK, WFD shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of WFD, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous CBNK Benefit Plan prior to the Effective Time.

(d)                 Concurrently with the execution of this Agreement, CBNK shall obtain from each of the individuals named in CBNK Disclosure Schedule 5.13(d) an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amounts of such payments to be specified in CBNK Disclosure Schedule 5.13(d)) and pay such amounts to such individuals who are employed at the Effective Time pursuant to the terms of the Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, WFD acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such agreements, and (ii) CBNK will pay out all cash amounts under such agreements at the Closing Date . Any officer or employee of CBNK who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided pursuant to the terms of such Settlement Agreement, and WFD agrees to provide the non-cash benefits, if any, pursuant to the terms of the Settlement Agreement.

(e)                 Concurrently with the execution of this Agreement, WFD and/or Westfield Bank is entering into employment agreements with William J. Wagner and Darlene Libiszewski in the forms attached hereto as Exhibits C-1 and C-2, respectively, to be effective as of the Effective Time, and settlement agreements with William J. Wagner, Maria J.C. Aigner, Russell J. Omer, Guida R. Sajdak and Cidalia Inacio in the forms attached hereto as Exhibits D-1 to D-5 hereto, respectively, to be effective as of the Effective Time.

(f)                  Subject to the occurrence of the Effective Time, the CBNK tax-qualified employee stock ownership plan (the “ESOP”) shall be terminated immediately prior to and effective as of the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration), a portion of the unallocated shares held by the ESOP will be either (i) sold and the proceeds of such sale applied to the repayment of all outstanding ESOP indebtedness, or (ii) a sufficient number of unallocated shares of CBNK Common Stock will be delivered to CBNK in order to repay all outstanding ESOP indebtedness, and the balance of the unallocated shares and any other assets remaining unallocated shall be allocated and distributed to ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the ESOP unless otherwise required by applicable law. Prior to the Effective Time, CBNK, and following the Effective Time, WFD shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). CBNK and following the Effective Time, WFD, will adopt such amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither CBNK, nor following the Effective Time, WFD shall make any distribution from the ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section 5.13(f) and the terms of the ESOP, the terms of the ESOP shall control however, in the event of any such conflict, CBNK before the Merger, and WFD after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section 5.13(f).

(g)                 WFD will use its best efforts to cause each employee of CBNK that continues employment with WFD at the Closing Date to be eligible to participate in WFD's 401(k) Plan and employee stock ownership plan on the first day of the calendar month immediately following the Closing Date; provided, however, that participation in the WFD 401(k) Plan and employee stock ownership plan by each such employee of CBNK that continues employment with WFD at the Closing Date shall be subject to applicable length of service requirements for eligibility for participation in such plans, which length of service of such employees that continue employment with WFD shall take into account for purposes of eligibility to participate in such plans the service of such employees with CBNK and its Subsidiaries to the same extent as such service was credited for such purpose by CBNK.

(h)                 WFD shall provide a retention pool in an amount up to $100,000 for the benefit of certain employees of CBNK to be designated by WFD at its sole discretion; provided that, any such designations shall be made in consultation with CBNK. Such designated employees will enter into retention agreements to be agreed upon by WFD and CBNK.

Section 5.14        Notification of Certain Changes. WFD and CBNK shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by CBNK or WFD, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.15        Current Information. During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of its ongoing operations. Without limiting the foregoing, each party agrees to provide the other party (i) a copy of each report filed by it with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in CBNK Disclosure Schedule 3.14 or WFD Disclosure Schedule 4.14, as the case may be.

Section 5.16        Board Packages. Each party shall distribute a copy of its Board package, including the agenda and any draft minutes, to the other party at the same time and in the same manner in which it distributes a copy of such packages to its Board; provided, however, that neither party shall be required to copy the other party on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of such party or any other matter that such party’s Board has been advised of by counsel that such distribution to the other party may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.17        Transition; Informational Systems Conversion. From and after the date hereof, WFD and CBNK shall use their reasonable best efforts to facilitate the integration of CBNK with the business of WFD following consummation of the Transactions, and shall meet on a regular basis to discuss and plan for the conversion of CBNK’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by WFD and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of CBNK’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by CBNK in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. CBNK shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that WFD shall indemnify CBNK for any reasonable out-of-pocket fees, expenses or charges that CBNK may incur as a result of taking, at the request of WFD, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by WFD and/or CBNK in accordance with Section 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by CBNK only in accordance with Section 7.01(d), 7.01(e) or 7.01(g)(ii), WFD shall indemnify CBNK for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

Section 5.18        Board of Directors. Effective immediately following the Effective Time, WFD shall take, and shall cause Westfield Bank to take, all action necessary to expand the size of the Board of Directors of WFD and Westfield Bank by five seats and to (i) appoint four members of CBNK’s Board of Directors, selected by WFD after consultation with CBNK, to WFD’s and Westfield Bank’s Board of Directors, and (ii) appoint William J. Wagner to WFD’s and Westfield Bank’s Board of Directors, with the title of Vice Chairman, each to serve on WFD’s and Westfield Bank’s Board of Directors for a term expiring at the annual meeting of shareholders at which the term of office of the class to which such members have been appointed expires (which terms are set forth in WFD Disclosure Schedule 5.18); provide further, William J. Wagner shall be appointed to serve on WFD’s and Westfield Bank’s Board of Directors as a member of the class whose term expires at the 2017 annual meeting of shareholders, at which meeting William J. Wagner shall be included as a nominee for election to WFD’s and Westfield Bank’s Board of Directors to serve for a term of three years.

Section 5.19        Exemption from Liability Under Section 16(b). Prior to the Effective Time, WFD shall take all steps as may be required to cause any acquisitions of WFD Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of CBNK who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CB to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article VI
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01        Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of CBNK and WFD to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)                 Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement ("Regulatory Approvals") shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b)                 Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c)                 NASDAQ Listing. The shares of WFD Common Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)                 No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e)                 Tax Opinions. WFD shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in form and substance reasonably satisfactory to WFD, dated as of the Closing Date, and CBNK shall have received a letter setting forth the written opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to CBNK, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02        Conditions to Obligations of WFD. The obligations of WFD to consummate the Merger also are subject to the fulfillment or written waiver by WFD prior to the Closing Date of each of the following conditions:

(a)                 Representations and Warranties. The representations and warranties of CBNK set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on CBNK. WFD shall have received a certificate, dated the Closing Date, signed on behalf of CBNK by the Chief Executive Officer of CBNK to such effect.

(b)                 Performance of Obligations of CBNK. CBNK shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WFD shall have received a certificate, dated the Closing Date, signed on behalf of CBNK by the Chief Executive Officer of CBNK to such effect.

(c)                 No Adverse Regulatory Conditions. No regulatory approval referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Board of Directors of WFD reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that WFD would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d)                 Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of CBNK concurrently with CBNK’s execution and delivery of this Agreement.

(e)                 Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of CBNK Common Stock.

(f)                  Other Actions. CBNK shall have furnished WFD with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as WFD may reasonably request.

Section 6.03        Conditions to Obligations of CBNK. The obligations of CBNK to consummate the Merger also are subject to the fulfillment or written waiver by CBNK prior to the Closing Date of each of the following conditions:

(a)                 Representations and Warranties. The representations and warranties of WFD set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on WFD. CBNK shall have received a certificate, dated the Closing Date, signed on behalf of WFD by the Chief Executive Officer and the Chief Financial Officer of WFD to such effect.

(b)                 Performance of Obligations of WFD. WFD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CBNK shall have received a certificate, dated the Closing Date, signed on behalf of WFD by the Chief Executive Officer and the Chief Financial Officer of WFD to such effect.

(c)                 No Adverse Regulatory Conditions. No regulatory approval referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Board of Directors of CBNK reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that CBNK would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d)                 Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of WFD Common Stock.

(e)                 Other Actions. WFD shall have furnished CBNK with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as CBNK may reasonably request.

Section 6.04        Frustration of Closing Conditions. Neither WFD nor CBNK may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Section 5.03.

Article VII
TERMINATION

Section 7.01        Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a)                 Mutual Consent. At any time prior to the Effective Time, by the mutual consent of WFD and CBNK if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)                 No Regulatory Approval. By either WFD or CBNK, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)                 No Shareholder Approval. By either WFD or CBNK (provided that the terminating party is not in material breach of any of its obligations under Section 5.04), if the approval of the shareholders of either party required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)                 Breach of Representations and Warranties. By either WFD or CBNK (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by CBNK) or Section 6.03(a) (in the case of a breach of a representation or warranty by WFD).

(e)                 Breach of Covenants. By either WFD or CBNK (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by CBNK) or Section 6.03(b) (in the case of a breach of a representation or warranty by WFD).

(f)                  Delay. By either WFD or CBNK if the Merger shall not have been consummated on or before December 31, 2016 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)                 Superior Proposal. By CBNK if it has received a Superior Proposal and the CBNK Board of Directors has determined to accept such Superior Proposal in accordance with Section 5.11.

(h)                 Failure to Recommend; Third-Party Acquisition Transaction; Etc.

(i)                   By WFD, if (A) CBNK shall have materially breached its obligations under Section 5.11, (B) the CBNK Board shall have failed to make its recommendation referred to in Section 5.04(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of WFD, (C) the CBNK Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than WFD or a Subsidiary of WFD or (D) CBNK shall have materially breached its obligations under Section 5.04(b) by failing to call, give notice of, convene and hold the CBNK Meeting in accordance with Section 5.04(b), and, in each case, an Acquisition Proposal shall have been publically announced or otherwise communicated to CBNK.

(ii)                 By WFD, if any of (A)-(D) of 7.01(h)(i) shall have occurred, but an Acquisition Proposal shall not have been publically announced or otherwise communicated to CBNK, in which case WFD shall be entitled to receive, in lieu of the fee provided under Section 7.02(a), an expense reimbursement fee for reasonable documented fees up to $750,000 to be paid by CBNK within three (3) Business Days after written demand for payment is made by WFD, following such occurrence. In the event that WFD shall later be entitled to receive the termination fee under Section 7.02, any expense reimbursement fee paid to WFD under this Section 7.01(h)(ii) shall be subtracted from the amount of the termination fee to be paid to WFD under Section 7.01.

(iii)                By CBNK, if WFD shall have materially breached its obligations under Section 5.04(a) by failing to call, give notice of, convene and hold the WFD Meeting or by failing to make its recommendation or withdrawing, modifying or changing such recommendation in any manner adverse in any respect to the interests of CBNK in accordance with Section 5.04(a).

(i)                   Decrease in WFD Stock Price. By CBNK, if the CBNK Board so determines by a vote of the majority of the members of the entire CBNK Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A)      The quotient obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “WFD Ratio”) shall be less than 0.80; and

(B)      (x) the WFD Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If CBNK elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to WFD. During the five-day period commencing with its receipt of such notice, WFD shall have the option to increase the consideration to be received by the holders of CBNK Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the WFD Ratio. If WFD so elects within such five-day period, it shall give prompt written notice to CBNK of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 7.01(i) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of WFD Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the WFD Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of WFD Common Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of WFD Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

Section 7.02        Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by WFD while structuring and pursuing the Merger, the parties hereto agree that CBNK shall pay to WFD a termination fee of $4,000,000 within three (3) Business Days after written demand for payment is made by WFD, following the occurrence of any of the events set forth below:

(a)                 WFD terminates this Agreement pursuant to Section 7.01(h)(i) or CBNK terminates this Agreement pursuant to 7.01(g); or

(b)                 CBNK enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CBNK within twelve (12) months following the termination of this Agreement by WFD pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by CBNK after an Acquisition Proposal has been publicly announced or otherwise made known CBNK.

Section 7.03        Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

Article VIII
MISCELLANEOUS

Section 8.01        Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 5.18, 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02        Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CBNK Meeting and the WFD Meeting no amendment shall be made which by law requires further approval by the shareholders of CBNK or WFD, respectively, without obtaining such approval.

Section 8.03        Counterparts. This Agreement may be executed in one or more counterparts (including by PDF or electronic signature), each of which shall be deemed to constitute an original.

Section 8.04        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 8.05        Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses for the Joint Proxy Statement/Prospectus shall be shared equally between WFD and CBNK; provided, however, that nothing contained herein shall limit either party’s rights to recover any damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 8.06        Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to WFD:

Westfield Financial, Inc.
141 Elm Street
Westfield, MA 01086
Attention:	James C. Hagan
President and Chief Executive Officer
Email:	jhagan@westfieldbank.com

With a copy to:

Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention:	Richard A. Schaberg
Email:	richard.schaberg@hoganlovells.com

If to CBNK:

CBNK Chicopee
70 Center Street
Chicopee, MA 01013
Attention:	William J. Wagner
President and Chief Executive Officer
Email:	w.wagner@chicopeesavings.com

With a copy to:

Luse Gorman, PC
5335 Wisconsin Avenue, N.W.
Suite 780
Washington, D.C. 20015
Attention:	Lawrence M. F. Spaccasi, Esq.
Email:	lspaccasi@luselaw.com

Section 8.07        Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce WFD’s obligation under Section 5.12, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08        Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09        Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10        Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11        Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Article IX
ADDITIONAL DEFINITIONS

Section 9.01        Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving WFD or CNBK: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of CBNK in a single transaction or series of transactions; (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 20% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“CBNK Board” means the Board of Directors of CBNK.

“CBNK Disclosure Schedule” means the disclosure schedule delivered by CBNK to WFD on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“CBNK Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of CBNK.

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of CBNK Common Stock.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Shares” shall consist of (i) shares held directly or indirectly by WFD (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and (ii) shares of CBNK Common Stock that are held by CBNK as treasury shares immediately prior to the Effective Time.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by WFD and CBNK and as delivered to holders of WFD Common Stock and CBNK Common Stock in connection with the solicitation of their approval of this Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

“Lien” means any mortgage, pledge, lien, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of third parties of any kind.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“MADOB” means the Commonwealth of Massachusetts Division of Banks.

“Material Adverse Effect” means with respect to WFD and Westfield Bank, taken as a whole, or CBNK and Chicopee Bank, taken as a whole, any effect that is material and adverse to its financial position, results of operations or business or that would materially impair its ability to perform its obligations under this Agreement or otherwise materially impairs its ability to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to insured depository institutions and their holding companies generally, (iii) changes in general economic conditions (including interest rates) affecting insured depository institutions and their holding companies generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken with the prior consent of the other party or as otherwise expressly permitted or contemplated by this Agreement; and (vii) any changes in international or domestic political or social conditions, including the occurrence of any military or terrorist attack upon or within the United States of America.

“NASDAQ” means The Nasdaq Stock Market, LLC.

“OCC” means the Office of the Comptroller of the Currency.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of CBNK Stock then outstanding or all or substantially all of the assets of CBNK and otherwise (a) on terms which the CBNK Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to CBNK’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the CBNK Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“WFD Board” means the Board of Directors of WFD.

“WFD Disclosure Schedule” means the disclosure schedule delivered by WFD to CBNK on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“WFD Share Price” means the average of the closing sales prices of one share of WFD Common Stock for the ten (10) trading days immediately preceding the Effective Time on NASDAQ as reported by The Wall Street Journal.

“WFD Common Stock” means the common stock, par value $0.01 per share, of WFD.

“WFD Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of WFD.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WESTFIELD FINANCIAL, INC.

By:	/s/ James C. Hagan
Name:	James C. Hagan
Title:	President and Chief Executive Officer

CHICOPEE BANCORP, INC.

By:	/s/ William J. Wagner
Name:	William J. Wagner
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Voting Agreement

Exhibit B

Plan of Bank Merger

Exhibit C-1

Form of Employment Agreement with William J. Wagner

Exhibit C-2

Form of Employment Agreement with Darlene Libiszewski

Exhibit D-1

Form of Settlement Agreement with William J. Wagner

Exhibit D-2

Form of Settlement Agreement with Maria J.C. Aigner

Exhibit D-3

Form of Settlement Agreement with Russell J. Omer

Exhibit D-4

Form of Settlement Agreement with Guida R. Sajdak

Exhibit D-5

Form of Settlement Agreement with Cidalia Inacio